EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 18th day of December 2006 (the “Effective Date”), by and between S1 Corporation, a Delaware corporation (the “Company”), and Johann Dreyer, an individual (the “Executive”).
     WHEREAS, the Executive is currently employed as the CEO and President of the Company;
     WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company from and after the Effective Date; and
     WHEREAS, the board of directors of the Company (the “Board”) has approved and authorized the Company’s execution, delivery and performance of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 20 below.
     2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the “Extended Term”) as of the first and every subsequent anniversary of the Effective Date, unless and until either party provides written notice to the other party in accordance with Section 10 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement (“Non-Renewal”), which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive’s employment for purposes of Section 9 of this Agreement unless otherwise expressly provided in such notice of Non-Renewal. The Company’s obligations under Section 9 hereof shall survive the expiration or termination of the Employment Period.
     3. Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company during the Employment Period. As the Chief Executive Officer, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in such capacity. The Executive shall report to the Board of Directors of the Company. The Executive shall also perform such other duties with the Company and with any Subsidiary as the Chief Executive Officer of the Company or the Board may from time to time reasonably determine and assign to the Executive. The Executive shall devote the Executive’s reasonable best efforts and substantially full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company. The Executive agrees that during the Employment Period he or she will not be entitled to additional compensation for serving as a member of the board of directors of the Company or any Subsidiary if he or she is elected to serve thereon.
     4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the offices of the Company in Atlanta, Georgia except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.
     5. Compensation and Benefits; Stock Options.

          (a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $375,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Company. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures.
          (b) Annual Bonus. The Executive will be eligible to receive an on target annual bonus, payable no later than the end of the first fiscal quarter of each calendar year during the Employment Period (pro-rated for any period that is less than 12 months) of up to $225,000 for such calendar year, based on the attainment of specific Company performance targets as may be agreed upon by the Executive and the Company annually. The annual bonus will be designed so that upon meeting specified minimum thresholds, partial attainment of such targets will result in the payment of a correspondingly reduced bonus amount.
          (c) Benefits. During the Employment Period, the Executive will be entitled to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of the Company (on the same terms as provided to senior executive officers of the Company), including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that the Company may adopt for the benefit of executive employees, in accordance with the terms of such plan. Nothing in this Agreement shall restrict the right of the Company to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.
          (d) Stock Options. The Company may grant options to purchase the stock of the Company to the Executive in accordance with the terms of the Company’s stock option plans.
          (e) Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and to annual vacation for such number of days as may be determined by the Company and otherwise in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.
          (f) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy or are otherwise authorized by the Executive.
     6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
     7. Confidentiality, Non-Disclosure and Non-Competition Agreement.
     Concurrently with the execution of this Agreement, the parties are entering into a Confidentiality, Non-Disclosure and Non-Competition Agreement (the “Related Agreement”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.
     8. Termination of Employment.
          (a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
     (i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

     (ii) By the Company. The Company may terminate the Executive’s employment:
       (A) If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three consecutive months (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him or her under any disability insurance policy or plan applicable to him or her); or
       (B) For Cause;
     (iii) By the Executive. The Executive may terminate his employment for any reason or for no reason.
          (b) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.
     9. Compensation Upon Termination or Change in Control.
          (a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive’s employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Executive under this Agreement.
          (b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s disability pursuant to Section 8(a)(ii)(A) hereof, the Company shall pay the Executive the Executive’s Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive’s employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive with respect to any period that the Executive is substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.
          (c) Termination by the Company for Cause or by the Executive without Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) hereof or the Executive terminates his employment without Good Reason, the Company shall pay the Executive the Executive’s Base Salary due through the Date of Termination, and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement. In the event that the Company intends to terminate the Executive for Cause, the Executive shall have a reasonable opportunity, together with his counsel, to be heard before the Board of Directors of the Company before such termination.
          (d) Termination by the Company without Cause or by the Executive with Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof or the Executive terminates employment hereunder with Good Reason, the Company shall (i) pay the Executive the Executive’s Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive’s employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, (ii) pay, during the 12-month period commencing on the Date of Termination (the “Severance Period”), to the Executive an aggregate amount equal to Executive’s Base Salary, payable in equal installments on the Company’s regular salary payment dates, (iii) pay, during the Severance Period an annual bonus equal to the average annual bonus paid by the Company to the Executive during the last 36 months of the Executive’s employment preceding the Date of Termination, which bonus shall be paid at the time that such bonus would have become payable if the Executive had continued to be employed by the Company during the Severance Period, (iv) shall continue in effect during the Severance Period the employee benefits provided to the Executive under Section 5(c) hereof immediately before the Date of Termination (except to that, to the extent such benefits are provided pursuant to a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall provide a substantially equivalent nonqualified benefit) and (v) shall cause all of the outstanding options then held by the Executive to purchase stock of the Company to be: (A) fully vested and exercisable if such termination occurs within two years after a Change in Control (or before a Change in Control has occurred, but after the Company has commenced negotiations of a transaction that results in a Change in Control) or (B) if (A) does not apply, vested and exercisable to the same extent that such options would have been vested and exercisable if the Executive had continued to be employed by the Company during the 24 months immediately following the Date of Termination (the “Vesting Period”), plus additional pro rata vesting with respect to the period between the last vesting date under such option during the Vesting Period and the end of the Vesting Period, in accordance with Schedule A attached to this Agreement (and such additional vesting, if any, shall be effective as of the Date of Termination); provided, that no notice of Non-Renewal shall be deemed to be a termination of the Executive’s employment for such purposes unless otherwise expressly provided in such notice of Non-Renewal. As a condition precedent to the receipt of the foregoing payments and benefits, if requested by the Company, the Executive shall enter into an agreement with the Company confirming the Company’s right to continued performance by the Executive of the Executive’s obligations under the Related Agreement during the period following termination of the Executive’s employment.
          (e) Change in Control. If a Change in Control occurs during the Employment Period, and the Executive holds one or more outstanding options to purchase stock of the Company that do not, by the terms of such options, become fully vested and exercisable as a result of the Change in Control, with respect to the shares as to which each such option is not vested and exercisable as of the date of the Change in Control (the “Unvested Shares”), the Company shall cause each such option to become vested and exercisable as follows: (1) as of the date of the Change in Control (the “Change Date”), such option shall become vested and exercisable to the extent of (A) two-thirds of the Unvested Shares multiplied by (B) a fraction, the numerator of which is the number of full calendar months between (i) the date on which the most recent incremental increase in the number of shares as to which such option is vested and exercisable occurred pursuant to the terms of such option as a result of the continued employment or service of the Executive (the “Most Recent Vesting Date”) and (ii) the Change Date, and the denominator of which is the number of full calendar months between the Most Recent Vesting Date and the date on which such option would have become fully vested and exercisable as a result of the Executive’s continued employment by the Company, assuming such employment continued (the “Remaining Vesting Term”); (2) as of the end of each full calendar month commencing on or after the date of the Change in Control, so long as the continuous employment of the Executive by the Company has not ended, such option shall become vested and exercisable to the extent of two-thirds of the Unvested Shares divided by the number of full calendar months in the Remaining Vesting Term and (3) as to the remainder of the Unvested Shares, the terms of such option as in effect before the Change in Control shall continue to apply.

          (f) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Sections 9(d) hereof (the “Severance Payments”) shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.
     10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:
(i)	If to the Company:
S1 Corporation
3500 Lenox Road
Suite 200
Atlanta, GA 30326
Fax: 404/923-6717
Attn: Chief Legal Officer
with a copy (which shall not constitute notice) to:
Stuart G. Stein
Hogan & Hartson, L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
Fax: 202/637-5910
(ii)	If to the Executive:

Johann Dreyer

Fax:
     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, mailed or telecopied in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     11. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     12. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 9, 10, 11, 13, 17 and 20 hereof and this Section 12 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
     13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
     15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein. Without limiting the foregoing, the parties acknowledge that this Agreement expressly supersedes and replaces in its entirety that certain Employment Agreement between S1 Corporation and the Executive and the Company entered into effective the 12th day of November 2004, as amended.
     19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
     20. Definitions. The following definitions apply in addition to those set forth herein:
          “Cause” means (i) the conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such Subsidiary, (iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Company (other than any such failure resulting from the Executive’s incapacity due to injury or illness), and such failure is not cured within 30 days after the Executive receives written notice thereof from the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial and material injury to the business and operations of the Company or such Subsidiary or (v) any material breach of the Related Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
          “Change in Control” means the earliest to occur of the following: (i) any person (other than a corporation (a “Holding Company”) all of the common stock of which is owned, immediately after the transaction, by persons who owned more than 50 percent of the voting shares of the Company immediately before the transaction) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50 percent of the total number of voting shares of the Company; (iii) any person (other than a Holding Company) has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50 percent of the total number of voting shares of the Company; (iv) there is a sale or other transfer of all or substantially all of the assets of the Company other than to a Holding Company or a corporation controlled by the Company or (v) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board or any successor corporation. In the event that the Company (or any successor entity) becomes a subsidiary of a Holding Company, references to the Company in the preceding sentence shall be deemed to be references to the Holding Company. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred under clauses (ii) or (iii) above if within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company. For purposes of this definition, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Company for Cause pursuant to Section 8(a)(ii)(B) hereof or by the Executive pursuant to Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.
          “Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Executive’s duties (including, without limitation, any merger, consolidation, reorganization, sale of stock or assets or other transaction that results in the Executive reporting to anyone in a position having less authority than the person to whom the Executive reported immediately before such transaction, or any failure of the parent corporation of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, to offer to the Executive a position with such parent corporation involving the same or substantially equivalent duties as the Executive’s position with the Company under this Agreement) without his written consent; (iii) any requirement by the Company without the written consent of the Executive that the Executive relocate to a place more than 50 miles from Atlanta, Georgia to perform his duties hereunder; or (iv) the failure of the Company to obtain the assumption of the Company’s obligations under this Agreement by a successor as contemplated by Section 13 of this Agreement.
          “Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries and any partnership, limited liability company or other entity in which the Company or any subsidiary owns a controlling interest.
     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

S1 CORPORATION
By:	/s/ Sandy Fountain
VP Human Resources

THE EXECUTIVE:
/s/ Johann Dreyer

EXHIBIT A
CONFIDENTIALITY, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT
     In consideration of and as a condition of my employment by S1 Corporation, a Delaware corporation (the “Company”, which term shall also include any subsidiaries and divisions of S1 Corporation), I hereby agree with the Company as follows:
     1. Nondisclosure and Use of Proprietary Information.
     (a) I will not at any time, whether during or after the termination of my employment, reveal to any person or entity any of the trade secrets or proprietary or confidential information of the Company, or of any third party which the Company is under an obligation to keep confidential, including, but not limited to, information respecting inventions, products, product plans, designs, formulae, drawings, sketches, marketing and other plans, methods, know-how, techniques, technology, systems, characters, processes, strategies, works of authorship, customer lists, user lists, vendor lists, content provider lists, supplier lists, pricing information, projects, notes, memoranda, reports, lists, records, specifications, computer programs (including object code and source code), computer software and data base technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, methods, concepts, ideas, designs and information), data, documentation, budgets, plans, projections, forecasts, financial information and proposals in whatever form, tangible or intangible or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of the dealings or affairs of the Company (collectively, “Proprietary Information”)), except as may be required in the course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner except as may be required in the course of performing my duties as an employee of the Company.
     (b) As used herein, the term “Intellectual Property Rights” shall mean all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications or registrations, trade secrets, and trade dress.
     (c) The restrictions in Section 1(a) above shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of mine; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed.
     (d) During my employment I shall not take, use or permit to be used any Proprietary Information otherwise than for the benefit of the Company. I shall not, after the termination of my employment, use or permit to be used any Proprietary Information, it being agreed that all Proprietary Information shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment, I shall deliver all copies of Proprietary Information to the Company at its main office.
     (e) While I am employed at the Company, I will not disclose to the Company, use, or induce the Company to use, any confidential, proprietary or trade secret information of others.
     (f) I will not enter into any agreement that conflicts with the terms of this Agreement.
     2. Assignment of Developments.
     (a) If at any time or times during my employment by the Company I shall (either alone or with others) make, conceive, invent, discover or reduce to practice or author any Proprietary Information whatsoever or otherwise obtain any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured, sold or provided by the Company or which may be used in relation therewith, (ii) results from tasks assigned me by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assign any rights, including Intellectual Property Rights, I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.
     (b) I will, during my employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:
(i)	to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world for any Developments that I make, conceive, invent, discover, reduce to practice or author during the term of my employment by the Company, and when so obtained or vested to renew and restore the same;

(ii)	to defend any actions or opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and

(iii)	to bring any action to enforce any rights in any Developments.
     (c) In the event the Company is unable, after reasonable effort, to secure my signature on any patent application, copyright application or other analogous document or instrument relating to a Development described in Section 2(b) above, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or other document or instrument and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by me.
     3. Non-Solicitation.
     (a) While I am employed at the Company and for a period of 24 months after termination of my employment for any reason (whether voluntary or involuntary), I will not, directly or indirectly, solicit, recruit or hire any employee of the Company to work for a third party other than the Company or otherwise solicit, entice or induce any employee to materially breach any agreement between such employee and the Company of which I have knowledge.
     (b) While I am employed by the Company and for a period of 24 months after termination of my employment for any reason (whether voluntary or involuntary) other than because of non-renewal of my employment agreement by the Company, I will not, directly or indirectly, solicit, entice or induce any Customer (as defined below) of the Company to (i) become a Customer of any other person or entity engaged in any material respect in any business activity that competes with any material business activity conducted by the Company at any time during the period of my employment with the Company, or any business activity planned by the Company at any time during the period of my employment with the Company that the Company reasonably believes will be a material business activity in the future (other than such a planned activity that has been abandoned by the Company) or (ii) cease doing business with the Company, and I will not assist any person or entity in taking any action described in the foregoing clauses (i) and (ii). For purposes of this paragraph (c), a “Customer” of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of determination or within one year prior thereto, shall be or shall have been a material customer, distributor or agent of the Company or shall be or shall have been contacted by the Company for the purpose of soliciting it to become a material customer, distributor or agent of the Company.
     4. Representations and Warranties.
     I hereby represent and warrant to the Company as follows:
     (a) I have returned all property and confidential, proprietary or trade secret information belonging to all prior employers and clients, if any, to the extent that such property and confidential, proprietary or trade secret information was required to be returned, and in any event, have not exposed or brought to the Company any such information, and no such information has been or will be used in connection with rendering any of the services hereunder.
     (b) The performance of the terms of this Agreement will not breach or conflict with any agreement to which I am a party.
     (c) Except as I have disclosed in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business or such employer or any other party.
     5. Equitable Relief.
     I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedy available for such breach or threatened breach. The prevailing party in any litigation arising under this Agreement shall be entitled to recover his or its attorneys’ fees and expenses in addition to all other available remedies.
     6. No Right to Continued Employment.
     I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment or to exploit any Developments.
     7. Waivers.
     Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
     8. Acknowledgment; Severability.
     I hereby acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company’s proprietary information and the goodwill associated with the business of the Company. I hereby further acknowledge that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be the extent compatible with the applicable law, as it shall then appear. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9. Survival of Obligations.
     My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.
     10. Assignment.
     The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.
     11. Governing Law.
     This Agreement will be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed wholly therein (without regard to principles of conflicts of laws).
     IN WITNESS WHEREOF, the undersigned has executed this Confidentiality, Non-Disclosure and Non-Solicitation Agreement as of the 18 day of December, 2006.

/s/ Johann Dreyer

Name:

Address
Agreed to and Accepted:
S1 CORPORATION
By: /s/ Sandy Fountain